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                                                                    Exhibit 21.1

                    SUBSIDIARIES OF INTEK INFORMATION, INC.


Intek Teleservices, Inc.
Intek Insurance Agency, Inc.
Brokerage Administrators Corp.
Acorn Information Services, Inc.
Etinuum Creative Services, Inc.